Exhibit 99.1

Kimberly-Clark Names Michael D. Hsu Chief Executive Officer, effective January 2019
Thomas J. Falk to Become Executive Chairman
DALLAS, October 22, 2018 -- Kimberly-Clark Corporation (NYSE: KMB) today announced that its Board of Directors has named Michael D. Hsu, 54, Chief Executive Officer, effective January 1, 2019. Hsu will continue to serve as a member of the company’s Board of Directors. Hsu has served as Kimberly-Clark’s President and Chief Operating Officer since January 1, 2017. Before that, he oversaw the company's nearly $8 billion North American Personal Care and Consumer Tissue businesses.
Hsu succeeds Thomas J. Falk, 60, who has served as Chief Executive Officer since 2002 and Chairman of the Board of Directors since 2003. Falk will become Executive Chairman of the Kimberly-Clark Board of Directors to help ensure a smooth transition.
“Mike is a great choice to become Kimberly-Clark’s next CEO and lead the company forward in its next phase of growth and value creation,” said Falk. “His passion, vision and track record of delivering great results will build upon Kimberly-Clark’s nearly 150-year legacy of caring for the needs of people around the world while achieving top-tier performance.”
Speaking on behalf of the Board of Directors, Ian Read, Lead Director, added “We are delighted that Mike will be Kimberly-Clark’s next CEO. As part of the Board’s ongoing focus on executive succession planning, Tom and Mike have worked closely with the Board over the past two years to plan this transition. We are highly confident Mike is the right leader to build on Kimberly-Clark’s proud history. At the same time, we thank and recognize Tom for his incredible leadership as CEO. During his tenure, Kimberly-Clark transformed into one of the world’s leading consumer products companies and delivered significant growth and shareholder value. In short, he has ensured that Kimberly-Clark has a great foundation from which to succeed in the future.”
Falk led the creation of the company’s Global Business Plan, which prioritizes growth opportunities and applies greater financial discipline to operations. The plan was launched in mid-2003 and has allowed the company to generate sustainable growth and shareholder returns. As CEO, Falk also strengthened the company’s culture, diversity and commitment to sustainability around the world.
“I am honored and proud to have the opportunity to lead this great company following Tom,” said Hsu. “When I joined Kimberly-Clark, I was looking for a company that was focused on improving lives, that was committed to doing things the right way and that had a strong culture. I’m looking forward to building on Kimberly-Clark’s rich legacy, winning with our trusted brands and making lives better around the world.”
Prior to joining Kimberly-Clark in 2012, Hsu was Executive Vice President and Chief Commercial Officer at Kraft Foods. Before Kraft, he spent six years at H.J. Heinz, holding the positions of Vice President, Marketing for Ore-

Exhibit 99.1

Ida and Frozen Meals, and later as President for Foodservice. He launched his career in the consumer products industry as a consultant with Booz Allen & Hamilton, where he rose to partner in the firm's consumer practice. He holds a bachelor's degree from Carnegie-Mellon University and an MBA from the University of Chicago.
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people's most essential needs, we create products that help individuals experience more of what's important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Viva and WypAll, hold No. 1 or No. 2 share positions in 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's 146-year history of innovation, visit kimberly-clark.com or follow us on Facebook or Twitter.
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